Exhibit 99.1

Innodata Isogen Unveils Three-Year Plan at FBR 12th Annual Spring Investor Conference in New York City

  Company to provide updated guidance and outline three-year strategic and financial plan

NEW YORK--(BUSINESS WIRE)--May 29, 2008--INNODATA ISOGEN, INC. (NASDAQ: INOD), a leading provider of knowledge process outsourcing services, as well as publishing and related information technology services, today announced that its Chairman and CEO, Jack Abuhoff, and CFO, Steven Ford, will be presenting information on the company’s three-year strategic and financial plan at the FBR 12th Annual Spring Investor Conference in New York City.

At the conference, Abuhoff will provide updated guidance on second quarter 2008 revenues and earnings, annual revenues for 2008 overall and the company’s three-year strategic plan for 2009, 2010 and 2011.

Highlights include:

2008 Financial and Operating Outlook

  Estimated 2008 revenue of $76 million to $80 million, representing an increase of 12% to 18% over 2007 revenue, which increased 65% over 2006 revenue
  Anticipated second quarter revenue of approximately $18 million, in line with previous guidance, with earnings between break even and a net loss of approximately ($0.03) per share. The anticipated results for the quarter reflect a delayed start on a significant new client initiative with a potential value of up to $3 million and for which costs have been incurred in anticipation of revenue; approximately $300,000 of non-recurring severance and related expenses in connection with the company's program to reduce certain operating costs by $1 million on an annual basis; and approximately $500,000 of investment in new capabilities.

Three-Year Financial and Operating Goals and Target Metrics

  To increase revenue at a compounded annual growth rate (CAGR) of 15% from 2008 through 2011.
  To grow recurring revenue from 63% in the first quarter of 2008 to 80% in 2010.
  To achieve gross margins equal to or greater than 25% to 30%, to reduce SG&A expenses to 20% or less, and to achieve pre-tax earnings of approximately 10% or more.

“Innodata Isogen is a dynamic company with a proven capability to create enormous value for our clients,” Abuhoff said. “In many ways, we serve an emerging market, so it’s a real pleasure to share our story with potential investors because I am so passionate about the opportunity for growth and industry leadership here.”

The presentation is scheduled for May 29th at 9:45 a.m. at the Grand Hyatt New York Hotel. The conference will be attended by buy-side institutional investors who are clients of FBR Capital Markets Corporation, a majority-owned subsidiary of Friedman, Billings, Ramsey Group, Inc.

FBR Capital Markets provides investment banking, merger and acquisition advisory services, institutional brokerage, research, and asset management and private wealth services, focusing on eight industry sectors, including technology, media and telecommunications.

A copy of the presentation will be available on the Innodata Isogen Web site at: http://www.innodata-isogen.com/company/May_2008_IR_Presentation on May 29th. A Webcast of the presentation will also be available on the Investor Relations section of www.innodata-isogen.com for 30 days.

About Innodata Isogen

Innodata Isogen, Inc. (NASDAQ: INOD) is a leading provider of knowledge process outsourcing (KPO) services, as well as publishing and related information technology (IT) services.

We work as a product development partner to our clients, helping them meet their content creation and publishing challenges. We provide outsourcing services that draw upon onshore and offshore resources, proven project management and highly engineered processes and tools. We also help our clients improve their internal business operations with process and systems engineering.

Our clients include leading enterprises in information-intensive industries such as media, publishing and information services, high technology, manufacturing, aerospace, defense, law, government and intelligence. Recent honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Headquartered in Northern New Jersey, Innodata Isogen has offices and operations in the United States, the Philippines, India, Sri Lanka, Israel, China and France.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to" and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations, and are subject to a number of risks and uncertainties, including without limitation, the primarily at-will nature of the company's contracts with its customers and the ability of customers to reduce, delay or cancel projects, including projects that the company regards as recurring; continuing revenue concentration in a limited number of clients; continuing reliance on project-based work; inability to replace projects that are completed, cancelled or reduced; depressed market conditions; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans which give rise to requirements for digital content and professional services in knowledge processing; difficulty in integrating and deriving synergies from acquisitions; potential undiscovered liabilities of companies that we acquire; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

CONTACT:
Steven L. Ford
Chief Financial Officer
Innodata Isogen, Inc.
sford@innodata-isogen.com
(201) 371-2510